Exhibit 99.1

           SUPERVALU Reports Record Third Quarter Earnings;
                Company Also Updates Full Year Guidance

    MINNEAPOLIS--(BUSINESS WIRE)--Jan. 10, 2006--SUPERVALU INC. (NYSE:SVU) today reported record results for the third quarter of fiscal 2006, which ended December 3, 2005. The company reported net sales of $4.7 billion compared to $4.6 billion last year, net earnings of $75.2 million compared to $64.9 million, basic earnings per share of $0.55 compared to $0.48, and diluted earnings per share of $0.53 compared to $0.46. Third quarter results include net after tax charges of approximately $6.4 million or $0.04 per diluted share related to growth initiatives and costs related to terminated acquisition activities. Last year's third quarter results include net after tax restructure and other charges of approximately $12.8 million or $0.09 per diluted share primarily related to increased liabilities associated with employee benefit related costs from previously exited distribution facilities, as well as changes in estimates on exited real estate.
    Jeff Noddle, SUPERVALU chairman and chief executive officer, said, "We delivered record earnings performance in the quarter on improved sales across both business segments. At the same time, we continue to invest in exciting new initiatives such as produce, supply chain technology, and the launch of a new natural and organic retail format. We are confident that these programs lay the groundwork for long term success."
    For the first 40 weeks of fiscal 2006, the company reported net sales of $15.2 billion compared to $15.0 billion last year, net earnings of $200.2 million compared to $292.9 million last year, basic earnings per share of $1.47 compared to $2.17 last year, and diluted earnings per share of $1.41 compared to $2.06 last year. Results for the first 40 weeks of fiscal 2006 include after tax charges of $0.37 per diluted share related to the plan to sell 20 Pittsburgh stores, start-up costs related to growth initiatives, losses incurred from Hurricane Katrina and costs related to terminated acquisition activities. Results for the first 40 weeks of fiscal 2005 include a net after tax gain of $68.3 million or $0.47 per diluted share from the sale of the company's minority interest in WinCo Foods, Inc. and after tax charges of $16.6 million or $0.12 per diluted share for restructure and other charges related to increased liabilities associated with employee benefit related costs from previously exited distribution facilities, as well as changes in estimates on exited real estate.

    Segment Results

    Retail Food Segment - Third quarter retail net sales were $2.5 billion, a 1.9 percent increase compared to last year's third quarter. Sales performance primarily reflects new store openings partially offset by the impact of higher store closings, primarily at Save-A-Lot. Comparable store sales growth for the quarter was negative
0.9 percent, with positive comparable store sales at company-operated Save-A-Lot stores. When adjusted for planned in-market store expansion, third quarter comparable store sales were negative 0.5 percent. Absent store closures, sales to Save-A-Lot licensed stores improved from the prior year. Total retail square footage, including licensed stores, increased by approximately 1.5 percent from last year's third quarter, with Save-A-Lot's total square footage essentially flat compared to the prior year.
    Reported retail operating earnings for the third quarter were a record $104.5 million compared to $101.3 million in last year's third quarter. Reported operating earnings as a percent of sales were 4.2 percent, essentially flat versus last year's third quarter, reflecting benefits of merchandising programs offset by soft sales and higher expenses primarily utilities and bank fees.
    New store activity since last year's third quarter, including licensed stores, resulted in 54 new stores, opened and acquired, and 47 store closings for a total of 7 net new store openings. During the last 12 months, new store openings include 43 extreme value stores and 11 regional banner stores. Store closings for the last 12 months include 44 extreme value stores and 3 regional banner stores. As of December 3, 2005, Save-A-Lot, including licensed stores, operated 1,277 stores, of which 500 stores were combination stores compared to 441 combination stores at the end of last year's third quarter.
    For the first 40 weeks of fiscal 2006, SUPERVALU's retail segment reported net sales of $8.1 billion compared to $8.0 billion last year and operating earnings of $271.0 million, compared to $335.3 million last year. Fiscal 2006 operating earnings include pretax charges of approximately $62 million related to the plan to sell 20 Pittsburgh stores and losses incurred from the impact of Hurricane Katrina.

    Supply Chain Services Segment - Third quarter net sales for supply chain services were $2.2 billion, an increase of 4.4 percent from last year's third quarter. The sales increase primarily reflects the third-party logistics service business acquired in February of 2005 and new business growth that offset customer attrition.
    Reported supply chain services operating earnings for the third quarter were $53.9 million compared to $59.5 million in last year's third quarter. Reported operating earnings as a percent of sales were
2.4 percent compared to 2.8 percent in last year's third quarter, primarily reflecting the approximately $5.5 million pretax of start-up costs associated with technology investments and new produce initiatives.
    For the first 40 weeks of fiscal 2006, SUPERVALU's supply chain services segment reported net sales of $7.1 billion, compared to $7.0 billion last year. Reported operating earnings were $173.0 million, compared to $175.2 million last year. Fiscal 2006 includes the acquisition of the third party logistics business in February of 2005 and pretax start up costs of approximately $21 million relating to growth initiatives.

    Outlook

    SUPERVALU's fiscal 2006 outlook includes the following business assumptions:

    -- Consumer spending will continue to be pressured by higher fuel prices and modest food inflation;

    -- Comparable store sales, when adjusted for planned in-market store expansion, are projected to be approximately flat for the remainder of the year;

    -- Store development plans for the year, including licensee stores, are projected to be approximately 55 to 60 extreme value stores and approximately 12 new regional banner stores. Regional banner major and minor remodels are estimated at approximately 25 stores. Total store closings for the year are projected to be approximately 65 stores, primarily Save-A-Lot stores as well as the stores associated with the plan to sell its Pittsburgh stores;

    -- Sales attrition in the traditional food distribution business will approximate four percent for the remainder of the year;

    -- Total capital spending for the year is projected to be approximately $350 to $375 million, including approximately $45 million in capital leases;

    -- The fiscal 2006 effective tax rate is estimated to be 37 percent;

    -- Zero Zone, a refrigeration case and system manufacturer, will be divested in fiscal 2006 as it is non-core to the company's food retail and supply chain service businesses. Zero Zone was acquired February 7, 2005, in conjunction with the company's acquisition of Total Logistics, Inc.; and

    -- Additional costs associated with the plan to sell its Pittsburgh stores in the fourth quarter of fiscal 2006 will be approximately $0.05 per diluted share.

    SUPERVALU's fiscal 2006 outlook for basic earnings per share is a range of $1.98 to $2.03 and a diluted earnings per share range of $1.89 to $1.94. Both the basic and diluted earnings per share ranges include after-tax charges of $0.43 per share primarily related to the plan to sell 20 Pittsburgh stores, start-up costs related to growth initiatives, losses incurred from Hurricane Katrina, and costs related to terminated acquisition activities. Fiscal 2005 diluted earnings per share was $2.71 which includes a net after tax gain of $68.3 million or $0.47 per diluted share gain on the sale of WinCo. and a net after tax cost of $16.6 million or $0.12 per diluted share for restructure and other charges related to increased liabilities associated with employee benefit related costs from previously exited distribution facilities, as well as changes in estimates on exited real estate.
    Noddle added, "SUPERVALU will continue to transform itself with exciting and bold programs such as our new small box, natural and organic retail format, Sunflower Market, - as well as the systemwide rollout of the Nature's Best private label, the application of innovative technologies for supply chain efficiency, and the ramp up of our new W. Newell & Co produce business. These programs will differentiate SUPERVALU in the grocery food channel and position us for continued success."

    Other Items

    General corporate expense for the third quarter was $13.8 million including approximately $4.5 million of costs related to terminated acquisition activities. Net interest expense during the third quarter was $23.1 million compared to $23.9 million last year.
    Cash on hand at the end of the third quarter was approximately $569 million, up from $464 million at fiscal year end, reflecting cash flow from operations and timing of capital spending projects. The effective tax rate for the third quarter was 37 percent.
    Capital spending during the quarter was $78.7 million, primarily funding retail store expansion, store remodeling and supply chain initiatives.
    Total debt to capital was 37.9 percent at the end of the third quarter compared to 40.1 percent at fiscal 2005 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.
    Diluted weighted average shares outstanding in the quarter were
145.5 million shares reflecting the 7.8 million shares under the company's outstanding contingently convertible debentures. As of December 3, 2005, SUPERVALU had 136.2 million shares outstanding.
    A conference call to review the third quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing (630) 652-3041 with passcode 13419604 and through the company's Web site at www.supervalu.com. The conference call archive will be available through January 24, 2006.
    As of December 3, 2005 SUPERVALU's retail store network consists of 1,546 stores in 40 states, including 1,277 extreme value stores, (287 corporate-owned Save-A-Lot stores, 852 licensed Save-A-Lot stores, and 138 Deals stores); and 269 regional banner stores (Cub Foods, Shop 'n Save, Shoppers Food & Pharmacy, bigg's, Farm Fresh, Scott's Foods and Hornbacher's stores). SUPERVALU serves as primary supplier to approximately 2,200 stores and SUPERVALU's own regional banner store network of 269 stores.

    Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune 500 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its 1,546 retail grocery locations, including licensed Save-A-Lot locations. With its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retail sector. Through SUPERVALU's geographically diverse supply chain network, the company provides distribution and related logistics support services to grocery retailers across the nation. In addition, SUPERVALU's third-party logistics business provides end-to-end supply chain management solutions that deliver value for manufacturers, consumer products retailers and food service customers. SUPERVALU currently has approximately 57,000 employees. For more information about SUPERVALU visit www.supervalu.com.

    The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the company's ability to dispose of its Pittsburgh stores as planned, the impact of natural disasters on local and regional markets, transportation systems and the company's customers, the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company's supply chain services operations and to control food distribution costs, the ability of the company to grow through acquisitions and assimilate the acquired entities, increases in employee benefit costs, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food and fuel price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affect consumer behavior, other risk factors inherent in the supply chain services business and retail businesses, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

 SUPERVALU INC. and Subsidiaries

 Consolidated Composition of Net Sales and Operating Earnings

 The following table sets forth the composition of the company's net sales and earnings.
 (In thousands)

                                       Third Quarter (12 weeks ended)
                                        Dec. 3, 2005    Dec. 4, 2004
 ------------------------------------  ------------------------------
 Net sales                                       (unaudited)
 ------------------------------------  ------------------------------

 Retail Food                               $2,476,474     $2,430,240
    % of total                                   52.7 %         53.4 %

 Supply Chain Services                      2,218,513      2,124,882
    % of total                                   47.3 %         46.6 %

 Total net sales                           $4,694,987     $4,555,122
                                                100.0 %        100.0 %
 ------------------------------------  ------------------------------
 Earnings
 ------------------------------------  ------------------------------

 Retail Food operating earnings              $104,474       $101,260
    % of sales                                    4.2 %          4.2 %

 Supply Chain Services operating
  earnings                                     53,959         59,546
    % of sales                                    2.4 %          2.8 %

                                       ------------------------------
 Subtotal                                     158,433        160,806
    % of sales                                    3.4 %          3.5 %

 General corporate expense                    (13,793)       (13,557)

 Restructure and other charges                 (2,199)       (20,276)

                                       ------------------------------
 Total operating earnings                     142,441        126,973
    % of sales                                    3.1 %          2.8 %

 Interest expense, net                        (23,089)       (23,889)

 Earnings before income taxes                 119,352        103,084

 Income tax expense                           (44,160)       (38,141)

                                       ------------------------------
 Net earnings                                 $75,192        $64,943
 ====================================  ==============================

NOTE 1:
 Pretax LIFO expense                           $2,605         $1,389

NOTE 2:
 Pretax depreciation and amortization
    Retail Food Segment                       $49,786        $47,657
    Supply Chain Services Segment              21,933         21,978
    General Corporate                              28             50
                                       --------------- --------------
    Total Company                             $71,747        $69,685
                                       =============== ==============


 SUPERVALU INC. and Subsidiaries

 Consolidated Composition of Net Sales and Operating Earnings

 The following table sets forth the composition of the company's net sales and earnings.
 (In thousands)

                                        Year-to-date (40 weeks) ended
                                         Dec. 3, 2005   Dec. 4, 2004
 ------------------------------------   -----------------------------
 Net sales                                       (unaudited)
 ------------------------------------   -----------------------------

 Retail Food                                $8,107,060    $7,995,610
    % of total                                    53.3 %        53.5 %

 Supply Chain Services                       7,116,435     6,957,124
    % of total                                    46.7 %        46.5 %

 Total net sales                           $15,223,495   $14,952,734
                                                 100.0 %       100.0 %
 ------------------------------------   -----------------------------
 Earnings
 ------------------------------------   -----------------------------

 Retail Food operating earnings               $271,015      $335,321
    % of sales                                     3.3 %         4.2 %

 Supply Chain Services operating
  earnings                                     173,005       175,194
    % of sales                                     2.4 %         2.5 %

                                        -----------------------------
 Subtotal                                      444,020       510,515
    % of sales                                     2.9 %         3.4 %

 General corporate expense                     (38,927)      (36,421)

 Gain on sale of WinCo Foods, Inc.                   -       109,238

 Restructure and other charges                  (3,369)      (26,416)

                                        -----------------------------
 Total operating earnings                      401,724       556,916
    % of sales                                     2.7 %         3.7 %

 Interest expense, net                         (83,999)      (91,144)

 Earnings before income taxes                  317,725       465,772

 Income tax expense                           (117,558)     (172,882)

                                        -----------------------------
 Net earnings                                 $200,167      $292,890
 ====================================   =============================

NOTE 1:
 Pretax LIFO expense                            $6,859        $7,033

NOTE 2:
 Pretax depreciation and amortization
    Retail Food Segment                       $164,542      $156,605
    Supply Chain Services Segment               73,871        75,531
    General Corporate                              483           521
                                        --------------- -------------
    Total Company                             $238,896      $232,657
                                        =============== =============


CONSOLIDATED STATEMENTS OF EARNINGS

----------------------------------------------------------------------
SUPERVALU INC. and Subsidiaries
----------------------------------------------------------------------
(In thousands, except
 per share data)

                               Third Quarter (12 weeks ended)
                      Dec. 3, 2005 % of sales  Dec. 4, 2004 % of sales
--------------------- ------------------------------------------------
                                        (unaudited)
                      ------------------------------------------------

Net sales              $4,694,987       100.0%   $4,555,122     100.0%

Costs and expenses:
Cost of sales           4,022,788        85.7%    3,894,925      85.5%
Selling and
 administrative
 expenses                 527,559        11.2%      512,948      11.3%
Restructure and other
 charges                    2,199         0.0%       20,276       0.4%
                      ------------------------------------------------

Operating earnings        142,441         3.1%      126,973       2.8%
Interest expense, net      23,089         0.5%       23,889       0.5%
                      ------------------------------------------------

Earnings before
 income taxes             119,352         2.6%      103,084       2.3%
Provision for Income
 taxes                     44,160         1.0%       38,141       0.9%
                      ------------------------------------------------

Net earnings              $75,192         1.6%      $64,943       1.4%
                      ================================================

Weighted average
 number of common
 shares outstanding
Basic                     136,199                   134,343
Diluted                   145,549                   144,058
Net earnings per
 common share - basic       $0.55                     $0.48
Net earnings per
 common share -
 diluted                    $0.53                     $0.46
Dividends declared
 per common share         $0.1625                   $0.1525


CONSOLIDATED STATEMENTS OF EARNINGS

----------------------------------------------------------------------
SUPERVALU INC. and Subsidiaries
----------------------------------------------------------------------
(In thousands, except
 per share data)

                               Year-to-date (40 weeks) ended
                      Dec. 3, 2005 % of sales  Dec. 4, 2004 % of sales
--------------------- ------------------------------------------------
                                        (unaudited)
                      ------------------------------------------------

Net sales             $15,223,495       100.0%  $14,952,734     100.0%

Costs and expenses:
Cost of sales          13,020,757        85.5%   12,792,362      85.5%
Selling and
 administrative
 expenses               1,797,645        11.8%    1,686,278      11.3%
Gain on sale WinCo
 Foods, Inc.                    -         0.0%     (109,238)     -0.7%
Restructure and other
 charges                    3,369         0.0%       26,416       0.2%
                      ------------------------------------------------

Operating earnings        401,724         2.7%      556,916       3.7%
Interest expense, net      83,999         0.6%       91,144       0.6%
                      ------------------------------------------------

Earnings before
 income taxes             317,725         2.1%      465,772       3.1%
Income tax expense        117,558         0.8%      172,882       1.2%
                      ------------------------------------------------

Net earnings             $200,167         1.3%     $292,890       1.9%
                      ================================================

Weighted average
 number of common
 shares outstanding
Basic                     136,007                   134,970
Diluted                   145,684                   144,833
Net earnings per
 common share - basic       $1.47                     $2.17
Net earnings per
 common share -
 diluted                    $1.41                     $2.06
Dividends declared
 per common share         $0.4775                   $0.4500


CONDENSED CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------
SUPERVALU INC. and Subsidiaries
----------------------------------------------------------------------
(In thousands)
                                            Third Quarter    Fiscal
                                             (unaudited)    Year End
                                            --------------------------
                                               Dec. 3,    February 26,
                                                2005          2005
----------------------------------------------------------------------
Assets
Current Assets
    Cash and cash equivalents                   $569,238     $463,915
    Receivables, net                             460,660      464,249
    Inventories, net                           1,236,398    1,032,034
    Other current assets                         129,441      161,922

             Total current assets              2,395,737    2,122,120

Long-term receivables, net                        80,898       88,551

Property, plant and equipment, net             2,118,429    2,190,888

Goodwill & Other Long Term Assets              1,881,054    1,872,403
                                            --------------------------

Total assets                                  $6,476,118   $6,273,962
======================================================================


Liabilities and Stockholders' Equity
Current Liabilities
    Accounts payable                          $1,236,013   $1,106,860
    Current debt and obligations under
     capital leases                              124,557       99,463
    Other current liabilities                    444,996      420,888
                                            --------------------------

             Total current liabilities         1,805,566    1,627,211

Long-term debt and obligations under
 capital leases                                1,495,889    1,578,867
Other liabilities and deferred income taxes      518,244      557,323

Total stockholders' equity                     2,656,419    2,510,561
                                            --------------------------

Total liabilities and stockholders' equity    $6,476,118   $6,273,962
======================================================================

    CONTACT: SUPERVALU INC., Minneapolis
             INVESTORS:
             Yolanda Scharton, 952-828-4540
             yolanda.scharton@supervalu.com
             or
             MEDIA:
             Haley Meyer, 952-828-4786
             haley.meyer@supervalu.com